UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2022

APPLIED GENETIC TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36370	59-3553710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14193 NW 119th Terrace

Suite 10

Alachua, Florida, 32165

(Address of principal executive offices) (Zip Code)

(386) 462-2204

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AGTC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into Material Definitive Agreement.

On July 12, 2022, Applied Genetic Technologies Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”). Pursuant to the Underwriting Agreement, the Company agreed to sell, in a firm commitment offering (the “Offering”), (i) an aggregate of 16,075,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to an aggregate of 591,667 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) warrants to purchase up to an aggregate of 16,666,667 shares of Common Stock (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”). Pursuant to the terms of the Underwriting Agreement, the Company granted Wainwright a 30-day option to purchase up to an aggregate of 2,500,000 additional shares of Common Stock and/or accompanying Common Warrants to purchase an aggregate of up to an aggregate of 2,500,000 shares of its Common Stock (the “Option”). The combined public offering price of each Share and accompanying Common Warrant is $0.60. The combined public offering price of each Pre-Funded Warrant and accompanying Warrant is $0.599 (equal to the combined purchase price per share of Common Stock and accompanying Common Warrant, minus $0.001). The per share exercise price for the Common Warrants is $0.60. The Warrants will be exercisable immediately, the Common Warrants will expire on the five-year anniversary of the date of issuance, or July 15, 2027, and the Pre-Funded Warrants will expire when exercised in full. There is not expected to be any trading market for the Warrants issued in the Offering. The gross proceeds to the Company from the Offering are expected to be approximately $10.0 million, before deducting underwriting discounts and estimated offering expenses. All of the securities in the Offering are being sold by the Company. The Offering is expected to close on July 15, 2022, subject to customary closing conditions.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (No. 333-255008) filed with the Securities and Exchange Commission on April 2, 2021 (the “Registration Statement”), and declared effective on April 12, 2021, as supplemented by a preliminary prospectus supplement filed on July 12, 2022 and a final prospectus supplement filed on July 14, 2022. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

Wainwright acted as the sole book-running manager for the Offering. The Company paid Wainwright an underwriting discount equal to 6.0% of the gross proceeds of the Offering, and reimbursed Wainwright for a non-accountable expense allowance of $50,000, up to maximum $50,000 in reasonable expenses, including legal fees, and $15,950 for the clearing expenses.

The Company made certain customary representations, warranties and covenants in the Underwriting Agreement concerning the Company, the Registration Statement and the Offering. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and incorporated by reference herein. The form of the Common Warrant and Pre-Funded Warrant are attached hereto as Exhibits 4.1 and 4.2 respectively, and the description of the terms of the Common Warrants and Pre-Funded Warrants is qualified in its entirety by reference to such exhibits.

The legal opinion of Foley Hoag LLP relating to the securities being offered is filed herewith as Exhibit 5.1.

Item 8.01	Other Events.

On July 12, 2022, the Company issued a press release announcing the commencement of the Offering. On July 12, 2022, the Company issued a press release announcing the pricing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

  (d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 12, 2022, by and between Applied Genetic Technologies Corporation and H.C. Wainwright & Co., LLC

4.1	Form of Common Warrant

4.2	Form of Pre-Funded Warrant

5.1	Opinion of Foley Hoag LLP

23.1	Consent of Foley Hoag LLP (included in Exhibit 5.1)

99.1	Press release issued by Applied Genetic Technologies Corporation on July 12, 2022 announcing the commencement of the Offering

99.2	Press release issued by Applied Genetic Technologies Corporation on July 12, 2022 announcing the pricing of the Offering

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Jonathan I. Lieber
Jonathan I. Lieber
Chief Financial Officer

Date: July 14, 2022

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